As filed with the Securities and Exchange Commission March 5, 2002File No. 0-32195

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

New Horizon Education, Inc.

(Name of small business issuer in its charter)
Utah (State or other jurisdiction of incorporation or organization)	87-0319410 (I.R.S. Employer I.D. No.)

2250 W. Center Street, Springville, UT 84663

(Address of Principal Executive Offices)

Business Consulting Agreement

Employment Agreement

(Full title of the plan)

Steven L. White, 2250 W. Center Street, Springville, UT 84663

Name and address of agent for service

(801) 489-0222

Telephone number, including area code, of agent for service:

CALCULATION OF REGISTRATION FEE
Title of Securities to be registered	Amount to be registered	Proposed maximum offering price per unit *	Proposed maximum aggregate offering price *	Amount of registration fee
Common Stock	1,725,000	$0.04	$69,000	$17.25

* Estimates of the proposed maximum offering price per unit and proposed maximum aggregate offering price solely for calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act of 1933, and based on the average bid and asked price of the registrant's common stock as of June 20, 2001, a date within five business days prior to the date of filing of this registration statement.

Part I.

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1. Plan Information

A copy of the Business Consulting Agreement and Employment Agreements (the "Plans") are attached hereto and incorporated herein by this reference.

Item 2. Registrant Information

Copies of the Plans and all documents incorporated by reference in Item 3 of Part II of this registration statement are also incorporated as part of the Section 10(a) prospectus by this reference, and shall be made available to the Plan's participants upon written or oral request. Requests for such information should be directed to the Company at 2250 West Center Street, Springville, UT 84663, telephone (801) 489-0222.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by New Horizon Education, Inc., a Utah corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference:

1. The Company's Form 10-KSB filed with the Securities and Exchange Commission on September 24, 2001;

2. All other reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") for the past twelve months; and

3. The description of the Common Stock contained in the Company's Form 10-SB Registration Statement filed on September 7, 2001 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Prior to the filing, if any, of a post-effective amendment that indicates that all securities covered by this Registration Statement have been sold or that de-registers all such securities then remaining unsold, all reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 4. Description of Securities

The common stock of the Company being registered pursuant to this Registration Statement is part of a class of securities registered under Section 12 of the Exchange Act. A description of such securities is contained in the Company's initial Form 10-SB Registration Statement filed with the Commission on September 7, 2001, and any amendment or report filed for the purpose of updating such description is incorporated herein by reference. (See "Item 3. Incorporation of Documents by Reference.")

Item 5. Interests of Named Experts and Counsel

Cletha A. Walstrand, P.C., Salt Lake City, Utah, is corporate counsel to the Registrant and has rendered an opinion as to the Common Stock offered hereby.

Item 6. Indemnification of Directors and Officers

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to members of the board of directors, officers, employees, or persons controlling the Company pursuant to the immediately subsequent provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

The Company's Articles of Incorporation provides indemnification for its officers and directors as follows:

Article IX. The Company shall indemnify to the fullest extent allowable under the Utah Revised Business Corporation Act, any and all persons who may serve at any time as directors or officers of the Company, against any and all expenses, including amounts paid upon judgments, counsel fees and amounts paid in settlement (before or after suit is commenced), actually and necessarily incurred by such persons in connection with the defense or settlement of any claim, action, or suit which may be asserted against or any of them, by reason of being or having been directors or officers of the Company. Such indemnification shall be in addition to any other rights to which those indemnified may be entitled under any law, bylaw, agreement, vote of shareholders or otherwise.

Furthermore, Section 16-10a-903 of the Utah Revised Corporation Act mandates indemnification, and states "[u]nless limited by its articles of incorporation, a corporation shall indemnify a director who was successful, on the merits or otherwise, in the defense of any proceeding, or in the defense of any claim, issue, or matter in the proceeding, to which he was a party because he is or was a director of the corporation, against reasonable expenses incurred by him in connection with the proceeding or claim with respect to which he has been successful." U.C.A. 1953 ss 16-10a-903

In accordance with the provisions referenced above, the Company will indemnify to the fullest extent permitted by its Articles and Bylaws, and in the manner permissible under the laws of the State of Utah, any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director or officer of the Company, or served any other enterprise as director, officer or employee at the request of the Company . The Board of Directors, in its discretion, will have the power on behalf of the Company to indemnify any person, other than a director or officer, made a party to any action, suit or proceeding by reason of the fact that he or she is or was an employee of the Company.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceedings) is asserted by such director, officer, or controlling person in connection with any securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issues.

The foregoing discussion of indemnification merely summarizes certain aspects of indemnification provisions and is limited by reference to the Sections of the Utah Code Annotated set forth above and the provisions of the Company's Bylaws and the Company's Articles of Incorporation, or any amendments thereto.

Item 7. Exemption from Registration Claimed

No restricted securities are being reoffered or resold pursuant to this registration statement.

Item 8. Exhibits

The exhibits attached to this Registration Statement are listed in the Exhibit Index, which is found on page 6.

Item 9. Undertakings

The undersigned Registrant hereby undertakes:

(a)

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(ii) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "1933 Act");

(iii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iv) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, only to the extent required by the general rules and regulations of the Commission.

(5) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(a) That for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the 1933 Act, as amended, may be permitted to directors, executive officers and controlling persons of the Registrant as outlined above or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, executive officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, executive officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Springville, State of Utah, on this 5th day of March, 2002.

New Horizon Education, Inc.

By: /s/ Steven L. White

Steven L. White

Chief Executive Officer and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, his registration statement has been signed by the following persons in the capacities and on the date indicated.

Date: March 5, 2002 By: /s/ Steven L. White

Steven L. White

Director

Date: March 5, 2002 By: /s/ Angela G. White

Angela G. White

Director

INDEX TO EXHIBITS
Exhibit No.	Title of Document	Location
4.1	Business Consultant Agreement	E-1
4.2	Compensation Agreement - Walstrand	E-2
4.3	Compensation Agreement - White	E-3
5.1	Opinion and consent of Counsel with respect to the legality of the issuance of securities being issued	See Ex. 23.1
23.1	Legal Opinion	E-7
23.2	Consent of Pritchett, Siler & Hardy	E-9